EXHIBIT 99.1

NEWS RELEASE

November 14, 2024

FSI ANNOUNCES THIRD QUARTER, 2024 FINANCIAL RESULTS

A Conference call is scheduled for Friday November 15th, 2024, 11:00am Eastern Time

See dial in number below

VICTORIA, BRITISH COLUMBIA, November 14, 2024 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for third quarter ended September 30, 2024.

Mr. Daniel B. O’Brien, CEO, states, “This was another very good quarter and a significant recovery from the year earlier period.” Mr. O’Brien continues, “In addition to the improvement in our existing business, we believe we advanced our new food product opportunities in the quarter and hope to announce some success relatively soon. We feel that 2025 might see a strong upside in profits for both existing and new business.”

●	Sales for the third quarter (Q3) were $9,314,937, up approximately 7% when compared to sales of $8,720,621 in the corresponding period a year ago.

●	Q3, 2024 net income was $611,858, or $0.05 per share (see note below), compared to a net loss of $(718,161), or $(0.06) per share, in Q3, 2023.

●	The accounting treatment for the 2024 sale of the Florida LLC resulted in a $385,123 accounting expense (“Loss on sale of investment”) see Form 10-Q: Note 9(d)). The 6-payment structure of the sale results in an accounting loss at payment one which reverts to actual gains at payment two and subsequently. Earnings would have been 7 cents per share without this one-time item.

●	Basic weighted average shares used in computing earnings per share amounts were 12,450,532 and 12,435,532 for Q3, 2024 and Q3, 2023 respectively.

●	Q3, 2024 Non-GAAP operating cash flow: The Company shows 9 months operating cash flow of $5,909,621, or $0.47 per share. This compares with operating cash flow of $3,284,641, or $0.26 per share, in the corresponding 9 months of 2023 (see the table and notes that follow for details of these calculations).

The NanoChem division and ENP subsidiary continue to be the dominant sources of revenue and cash flow for the Company. New opportunities continue to unfold in food products, detergent, water treatment, oil field extraction, turf, ornamental and agricultural use to further increase sales in these divisions.

Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Friday November 15th, 2024. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1-888-999-5318 (or 1-848-280-6460) just prior to the scheduled call time. To join the call participants will be requested to give their name and company affiliation. The conference ID: SOLUTIONS and/ or call title Flexible Solutions International – Third Quarter, 2024 Financials may be requested

The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended September 30, 2024. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income.

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The reconciliation of each Non-GAAP financial measure is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations (Unaudited)

For The Three Months Ended September 30 and Nine Months Operating Cash Flow

	Consolidated Statement of Operations Three Months Ended September 30
	2024	2023
Revenue	$9,314,937	$8,720,621
Income (loss) before income tax – GAAP	$1,459,963)	$(284,039)
Provision for Income tax – net - GAAP	$(367,615)	$(219,712)
Net income (loss) - controlling interest - GAAP	$611,858	$(718,161)
Net income (loss) per common share – basic. – GAAP	$0.05	$(0.06)
3 month weighted average shares used in computing per share amounts – basic.- GAAP	12,450,532	12,435,532

Operating Cash Flow Nine Months Ended September 30
Operating Cash Flow (9 months). NON-GAAP	$5,909,621 a,b,c	$3,284,641 a,b,c
Operating Cash Flow per share excluding non-operating items and items not related to current operations (9 months) – basic. -NON-GAAP	$0.47 a,b,c	$0.26 a,b,c
Non-cash Adjustments (9 month) -GAAP	$1,941,038 d	$1,757,645 d
Shares (9 month basic weighted average) used in computing per share amounts – basic -GAAP	12,450,257	12,434,669

Notes: certain items not related to “operations” of the Company’s net income are listed below.

a) Non-GAAP – Flexible Solutions International, Inc. owns 65% ENP Investments, LLC and ENP Mendota, LLC and 80% of 317 Mendota, LLC. Therefore Operating Cash Flow NON-GAAP is adjusted by the pre tax net income or loss of the non-controlling interests in these companies. An adjustment to operating cash flow has been made to account for the use of a pre tax amount versus an after tax amount which was originally used up to, and including, September 30, 2023.

b) Non-GAAP – amounts exclude certain cash and non-cash items: Depreciation and Stock compensation expense (2024 = $1,941,038, 2023 = $1,757,645), Interest expense (2024 = $465,138, 2023 = $369,967), Loss on sale of investment (2024 = $385,123, 2023 = N/A), Loss on lease termination (2024 = 41,350, 2023 = N/A) Interest income (2024 = $141,202, 2023 = $58,565), Gain on investment (2024 = $330,750, 2023 = $423,957), Income tax (2024 = $1,190,044, 2023 = $873,861), and pretax Net income attributable to non-controlling interests (2024 = $682,110, 2023 = $689,780). Although included in expenses these onetime expenditures were not directly related to operations of FSI *See the financial statements for all adjustments.

c) The revenue and gain from the 50% investment in the private Florida LLC announced in January 2019 are not treated as revenue or profit from operations by Flexible Solutions given the Company only purchased 50% of the LLC, an amount that has now been reduced to 19.9%. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. As a result, the gains and losses from all investments, including those from the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow.

d) Non-GAAP – amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

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